Exhibit 99.1

Antero Midstream and AMGP Announce Approval of Simplification Transaction and Proration Results

Denver, Colorado, March 11, 2019—Antero Midstream Partners LP (NYSE: AM) (“AM,” “Antero Midstream” or the “Partnership”) and Antero Midstream GP LP (NYSE: AMGP) (“AMGP”) announced today that at special meetings of Antero Midstream common unitholders and AMGP shareholders, Antero Midstream’s unitholders and AMGP’s shareholders voted to approve the previously announced simplification transaction between Antero Midstream and AMGP. In addition, Antero Midstream and AMGP have received the merger consideration proration results from American Stock Transfer & Trust Company, LLC.

The previously announced simplification transaction was subject to, among other things, the approval of holders of a majority of the shares held by AMGP Shareholders and the approval of holders of a majority of the AMGP shares held by AMGP’s shareholders excluding the original private equity sponsors, Series B holders, and affiliates of AMGP’s general partner.  The transaction was also subject to the approval of holders of a majority of the AM units held by AM unitholders and the approval of holders of a majority of the AM units held by AM unitholders other than Antero Resources Corporation (“Antero Resources”), the original private equity sponsors, the Series B holders and affiliates of AM’s general partner.  The simplification transaction is expected to close on March 12, 2019. In connection with closing, AMGP will change its name to “Antero Midstream Corporation” (“New AM”) and its common stock is expected to begin trading on the New York Stock Exchange under the “AM” ticker symbol on March 13, 2019. Antero Midstream common units and AMGP common shares will no longer be publicly traded after the completion of the simplification transaction.

Special Meetings Voting Results

Based on the results from Antero Midstream’s special meeting to approve the simplification agreement and the related transactions, approximately 93.9% of the outstanding AM common units were voted in person or by proxy. Approximately 93.8% of the outstanding AM common units voted to approve the simplification agreement and related transactions, including 86.8% of the outstanding AM common units held by AM unitholders other than Antero Resources, the original private equity sponsors, the Series B holders and affiliates of AM’s general partner.

Based on the results from AMGP’s special meeting to approve the simplification agreement and the related transactions, approximately 91.9% of the outstanding AMGP common shares were voted in person or by proxy. Approximately 80.0% of the outstanding AMGP common shares held by AMGP shareholders other than the original private equity sponsors, the Series B holders and affiliates of AMGP’s general partner voted to approve the simplification agreement and related transactions.

Commenting on the results, Paul Rady, Chairman and CEO, said “Today’s voting results from AM unitholders and AMGP shareholders reaffirm the benefits of the simplification transaction and demonstrate strong support for New AM’s outlook. Structured as a C-Corp for both governance and tax purposes, we believe New AM will be a best-in-class midstream infrastructure corporation with enhanced appeal to institutional investors and valuable shareholder rights.”

Consideration Proration Results

Based upon the consideration elections made by AM unitholders other than Antero Resources (“AM public unitholders”) pursuant to the simplification agreement, in exchange for each AM common unit held:

•                  AM public unitholders who elected to receive Public Mixed Consideration will receive $3.415 in cash and 1.6350 shares of New AM common stock in exchange for each AM common unit.

•                  AM public unitholders who elected to receive Public Stock Consideration will receive 1.8926 shares of New AM common stock in exchange for each AM common unit.

•                  AM public unitholders who elected to receive the Public Cash Consideration will receive $10.1364 in cash and 1.1279 shares of New AM common stock.

•                  AM public unitholders who failed to make an election by the election deadline will receive the consideration received the Public Mixed Consideration.

•                  Antero Resources will receive $3.00 in cash and 1.6023 shares of New AM common stock.

Investors with questions regarding these proration results should contact MacKenzie Partners, Inc. at (212) 929-5500.

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources’ properties. Holders of AM Common Units will receive a Schedule K-1 with respect to distributions received on the AM Common Units during the period of 2019 that precedes the closing of the simplification transaction.  Holders of AM Common Units who receive New AM common stock will receive a Form 1099 with respect to any dividends they receive on such New AM common stock following the closing of the simplification transaction.

AMGP is a Delaware limited partnership that has elected to be classified as an entity taxable as a corporation for U.S. federal income tax purposes.  Holders of AMGP common shares receive a Form 1099 with respect to distributions received on their common shares and on any dividends they receive on New AM common stock following the closing of the simplification transaction.  AMGP owns the general partner of Antero Midstream and indirectly owns the incentive distribution rights in Antero Midstream.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero Midstream’s and AMGP’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the timing of consummation of the proposed simplification transaction, if at all, and statements regarding the transaction. Although Antero Midstream and AMGP each believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero Midstream and AMGP caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond Antero Midstream’s and AMGP’s control, incident to the gathering and processing and fresh water and waste water treatment businesses.  These risks include, but are not limited to, the expected timing and likelihood of completion of the proposed simplification transaction, including the satisfaction of the conditions to the consummation of the proposed simplification transaction, risks that the proposed simplification transaction may not be consummated or the benefits contemplated therefrom may not be realized, the cost savings, tax benefits and any other synergies from the transaction may not be fully realized or may take longer to realize than expected, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute Antero Midstream’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2018.

No Offer or Solicitation

This communication includes a discussion of a proposed business combination between Antero Midstream and AMGP. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

For more information, contact Michael Kennedy — CFO of Antero Midstream and AMGP at (303) 357-6782 or mkennedy@anteroresources.com.